Exhibit 10.52

Certain identified information has been excluded from this exhibit because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks [*****].

EXECUTION VERSION

CONFIDENTIAL

SECOND AMENDMENT TO MANUFACTURING SERVICES AGREEMENT

THIS SECOND AMENDMENT to the MANUFACTURING SERVICES AGREEMENT (the “Second Amendment”) is made and entered into on this 31st day of December 2021 (the “Second Amendment Effective Date”), by and between Acorda Therapeutics, Inc. (“Acorda”), a Delaware corporation, and Catalent Massachusetts, LLC (“Manufacturer”), a Delaware limited liability company.

RECITALS

WHEREAS, Acorda and Manufacturer entered into a Manufacturing Services Agreement (the “MSA”) having an effective date of 10 February 2021, as amended by First amendment effective as of 28 October 2021 (collectively with the MSA the “Agreement”) pursuant to which Manufacturer provides manufacturing and related services to Acorda; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, have agreed to amend the terms of the Agreement as follows:

1.	Definitions. Capitalized terms used and not otherwise defined in this Second Amendment shall have the meaning assigned to them in the Agreement.

2.	Amendments.

i.

The Parties acknowledge and agree that the erroneous reference to Section 7.7(a)(v) in Section 2.7(a)(iv). Credit for Shortfall, of the Agreement shall be removed and replaced with a corrected reference to Section 2.7(a)(v).

ii.

The reference to Schedule 4 contained in Section 3.1(a) shall be subject to the modifications contained in this Section 2(ii) of this Second Amendment. The distinction in Schedule 4 for the Product Fees between capsules provided for sale in the United States/Japan and other territories shall not apply for the Firm Batches (defined below) Manufactured in Q3 and Q4 of 2021 and Q1 and Q2 of 2022; instead, Acorda shall pay (a) $[*****]/capsule for [*****] demo Batches contained in the Firm Batches and (b) $[*****]/capsule (regardless of volume) for the [*****] commercial Batches contained within the Firm Batches, regardless of whether the commercial Firm Batches are to be sold in the United States or elsewhere. In no event shall total payments for the Product Fees for the Firm Batches Manufactured through June 30, 2022 and any payments previously made in 2021 exceed $23,177,777.77 (for clarity, this spending limit does not include other fees set forth in the Agreement, including, but not limited to, testing fees, storage fees, and fees for Product Maintenance Services).  In addition, the Net Sales calculation set forth in the second sentence of Section 3.1(a), the Minimum Commitment set forth in Section 1.1, and the True-Up for Minimum Commitment set forth in Section 3.1(c) will not apply during these same four (4) Quarters (Q3 and Q4 of 2021 and Q1 and Q2 of 2022). For clarity, (a) in the event that that the Agreement is terminated by Acorda after the temporary four Quarter suspension and Section 8.4(a)(iii) applies, Acorda will be deemed to have satisfied the Minimum Commitment during the temporary four Quarter suspension under this Second Amendment; and (b)  any resulting reduction in the total amount Acorda pays or would have paid to Manufacturer if the Minimum Commitment had been fulfilled for the Supplied Product shall not be added to the Minimum Commitment of the last Year of the Initial Term as set forth in the definition of Minimum Commitment in Section 1.1.

iii.	The Parties agree to the following:

Acorda will issue an updated monthly two-year forecast, which will include a total of [*****] Batches ([*****] commercial Batches and [**] demo Batches) through Q2 of 2022 (“Firm Batches”), which the Parties have agreed is a Firm Commitment.  Acorda shall issue Purchase Orders for the Firm Batches in accordance with the Agreement.  Acorda shall only be responsible for paying the fixed per capsule price set forth in Section 2(ii) of this Second Amendment for each Firm Batch upon tender of delivery.

iv.	The following shall be added to Section 3.2(b), Payments, Invoicing, of the Agreement:

If, after completion of Acorda’s review of Batch records and release of Supplied Product for delivery in accordance with the Quality Agreement, Acorda fails to take delivery of any Supplied Product and such failure is not due to Manufacturer Defective Manufacturing, Manufacturer shall be permitted to invoice Acorda for the Batch upon placement into storage.  Further, for all Batches Manufactured in December 2021, Manufacturer may invoice Acorda following release of the Supplied Product; provided, however, that such invoicing shall have no bearing on Acorda’s right to inspect Batch records or make determinations of deviations from the Compliant Product Requirements in accordance with the Agreement and the Quality Agreement.

v.

Catalent shall be permitted to invoice Acorda for any Firm Batches Manufactured through the end of Q2 2022 (even if released by Acorda subsequent to the end of Q2 2022), and will be paid subject to Acorda’s right to inspect Batch records or make determinations of deviations from the Compliant Product Requirements in accordance with the Agreement and the Quality Agreement and expiration of any applicable review periods specified therein.

vi.	The provisions of Section 6.1 of the Agreement shall not apply to Firm Batches.

vii.	Section 5.2, Storage Fees, of the Agreement shall be deleted in its entirety and replaced with the following:

Storage Fees.  If, after completion of Acorda’s review of Batch records and release of Supplied Product for delivery in accordance with the Quality Agreement, Acorda fails to take delivery of any Supplied Product and such failure is not due to Manufacturer Defective Manufacturing, to the extent that space is available, Manufacturer shall store such Supplied Product and have the right to invoice Acorda monthly for reasonable administration and storage costs.

viii.	Manufacturer has agreed to pay for the installation and qualification of the PSD7 as referenced in Schedule 4 to the Agreement. The Parties agree that commencing on the later of January 1,

2024 or the first Quarter following qualification and approval for use of the PSD7 by the FDA, Acorda shall pay to Manufacturer the sum of $375,000.00 per Quarter for a total of four (4) successive Quarters. For purposes of clarity, the foregoing aggregate payment of  $1.5 million shall not impact the Minimum Commitment.

ix.

Manufacturer and Acorda agree to negotiate in good faith with respect to [*****], taking into consideration the provisions of Section 2.1 of the Agreement and [*****], with the goal of providing a cost-effective solution for [*****]; provided, however, that nothing contained herein shall limit Acorda’s rights under Section 2.5 of the Agreement.

3.

No Other Variation.  Except as expressly provided in this Second Amendment, all the terms, conditions and provisions of the Agreement (including the rights, duties, liabilities and obligations of the Parties thereunder) remain in full force and effect and shall apply to the construction of this Second Amendment.

4.

Entire Agreement.  This Second Amendment and the Agreement, including its attachments, constitute the entire agreement between the Parties relating to the subject matter hereof and thereof, and may not be varied except in writing signed by a duly authorized representative of each Party.  In case of inconsistency between the terms and conditions of the Agreement and this Second Amendment, this Second Amendment shall prevail to the extent of such inconsistency but no further.  This Second Amendment shall be governed in all respects by the terms for resolution of any controversy, dispute or claim provided in the Agreement.

5.

Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile or other reproduction of this Second Amendment may be executed by the Parties and may be delivered by facsimile or similar electronic transmission device pursuant to which the signature(s) can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Second Amendment Effective Date above written.

Catalent Massachusetts, LLC	Acorda Therapeutics, Inc.
Signature: /s/Jonathan Arnold	Signature: /s/Ron Cohen
Name: Jonathan Arnold	Name: Ron Cohen
Title: President Oral & Specialty Delivery	Title: President & Chief Executive Officer